                                                                     EXHIBIT 5.1

                               January 28, 2000



Board of Directors
IMPSAT Fiber Networks, Inc.
Alferez Pareja 256 (1107)
Buenos Aires
Argentina

Ladies and Gentlemen:


         We are acting as counsel to IMPSAT Fiber Networks, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"), of a registration statement on Form S-1 (the "Registration Statement") relating to the proposed initial public offering by the Company of 11,500,000 shares (13,225,000 shares if the Underwriter's over-allotment option is fully exercised) (the "Shares") of the Company's common stock, par value $.001 per share. This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statement.


         For purposes of this opinion, we have examined such corporate records of the Company, including executed copies of the Registration Statement and Amendment No. 1 thereto, the Company's Amended and Restated Certificate of Incorporation, the Company's Amended and Restated Bylaws, resolutions of the Company's Board of Directors (including resolutions relating to the issuance and sale of the Shares and arrangements in connection therewith) and the proposed form of underwriting agreement by and among the Company and Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., and Salomon Smith Barney Inc., filed as
Exhibit 1 to the Registration Statement (the "Underwriting Agreement"), and such other documents as we deem necessary for rendering the opinion hereafter expressed.

         In our examination of the aforesaid documents, we assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed the accuracy, completeness and authenticity of statements of fact on which we are relying and have made no independent investigations

IMPSAT Fiber Networks, Inc.
January 28, 2000
Page 2


thereof. This opinion is given, and all statements herein are made, in the context of the foregoing.

         This opinion is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

         Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) final action of the pricing committee of the Board of Directors of the Company approving the price of the Shares and (ii) the issuance and sale of the Shares pursuant to the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable under the General Corporation Law of the State of Delaware.

         We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the 1933 Act.


                                   Sincerely,





                                              /s/ ARNOLD & PORTER

                                              Arnold & Porter